Exhibit 99.1

CONTACT:

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET ANNOUNCES BOARD CHANGES

LodgeNet Interactive Corporation (NASDAQ:LNET) announced today that R. Douglas Bradbury, an independent director of the Company since 1999, has been appointed Chairperson of the Board of Directors, succeeding Scott C. Petersen, who remains as Chief Executive Officer and Board member.

Mr. Bradbury said “by separating the Chair and the CEO positions, LodgeNet not only demonstrates its commitment to corporate governance best practices, but it allows Mr. Petersen to focus more of his time and effort on the Company’s strategic opportunities.  As Chairperson, I look forward to working closely with the Board and management on defining strategy and driving shareholder value.”

“LodgeNet is in the process of evaluating various potential partnerships, alliances, and other options to expand, strengthen, and grow our business,” said Mr. Petersen.  “We believe there are a number of opportunities open to the Company; and we, with the assistance of our outside advisors, are highly focused on their pursuit.”

In this regard, LodgeNet also announced today the resignation of independent director Edward L. Shapiro.  Mr. Shapiro, a partner at PAR Capital Management, joined LodgeNet’s Board in 2010.  In addition to being a significant LodgeNet shareholder, Mr. Shapiro’s firm also makes investments from time to time in various companies in the media, entertainment, and travel industries.  In announcing his resignation, Mr. Shapiro informed the Board that his decision was not based on any disagreements with the company, and indicated that his intent is to eliminate any potential conflicts that could arise as a result of his service on the LodgeNet Board and his firm’s other current or future investments.  Mr. Shapiro said, “It has been a pleasure and privilege to serve on LodgeNet’s Board and to help position the company for long-term success.”

Mr. Bradbury stated, “We appreciate Ed’s guidance and industry perspective throughout his tenure on the Board.  Although we will certainly miss Ed’s involvement on the Board, we understand his decision and believe it to be in the best interest of both PAR Capital Management and LodgeNet at this time.”  There are no current plans to fill the vacancy created by Mr. Shapiro’s resignation.

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.6 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

LodgeNet is a registered trademark of LodgeNet Interactive Corporation.